Exhibit 10.1
SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 2nd day of January, 2020 (the “Amendment Execution Date”), by and between BMR-BAYSHORE BOULEVARD LP, a Delaware limited partnership (“Landlord,” formerly known as BMR-Bayshore Boulevard LLC), and CAREDX, INC., a Delaware corporation (formerly known as XDx, Inc. (which was itself formerly known as Expression Diagnostics, Inc.) “Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of April 27, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of November 10, 2010 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases from Landlord certain premises consisting of approximately 46,034 square feet of Rentable Area (the “Premises”) in the building located at 3260 Bayshore Boulevard in Brisbane, California (the “Building”);
B.WHEREAS, Landlord and Tenant desire, subject to the terms and conditions set forth below, to provide for the extension of the Term of the Lease; and
C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.Operating Expenses.
a.Outstanding Operating Expense Amount. Within five (5) business days following the Amendment Execution Date, Tenant shall pay to Landlord an amount equal to Four Hundred Two Thousand Seventy-Eight and 88/100 Dollars ($402,078.88) (the “Outstanding Operating Expense Amount”). Tenant acknowledges and agrees that such Outstanding Operating Expense Amount is currently due and owing to Landlord under the Lease and Tenant has no defense, claim or action associated with the non-payment thereof. Notwithstanding any provision to the contrary contained in this Amendment, Tenant’s failure to timely pay the Outstanding Operating Expense Amount shall (at Landlord’s sole option upon delivery of written notice to Tenant) void, nullify and deem the entirety of this Amendment of no force or effect.
b.Specific Operating Expenses. Effective retroactive to the date of the Original Lease, the following phrase contained in Section 7.1(b) of the Original Lease shall be deemed deleted and of no force or effect: “and costs incurred in connection with the sale, financing or refinancing of the Building or the Project.” Tenant expressly acknowledges and agrees that, effective retroactive to the date of the Original Lease, Operating Expenses shall expressly include any and all personal property taxes and assessments imposed by any Governmental Authority (including, but not limited to, any and all such taxes and assessments attributable to any sale, financing, refinancing, or change in ownership of the Property, Building and/or Project).
3.Term Extension. The Term Expiration Date shall be extended such that the Lease shall end on February 28, 2029 (“New Expiration Date”), subject to extension or earlier termination of the Lease as provided in the Lease. The period from the date immediately following the current Term Expiration Date (i.e., January 1, 2021) through the New Expiration Date specified above, shall be referred to herein as the “Extension Term.” Effective as of the Amendment Execution Date, the “Term Expiration Date” as used in the Lease shall mean the New Expiration Date.
4.Option to Extend Term. Landlord and Tenant hereby expressly acknowledge and agree that Article 42 of the Original Lease is hereby deleted in its entirety and is of no further force or effect. Pursuant to the terms, covenants and conditions of this Article 4, Tenant shall have the “Option” to extend the Term by five (5) years as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as the Lease, except as follows:
a.Basic Annual Rent during the Option term shall equal the then-current fair market value for comparable office and laboratory space in the Brisbane/South San Francisco market of comparable age, quality, level of finish and proximity to amenities and public transit, and containing the systems and improvements present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise the Option (“FMV”). Tenant may, no earlier than thirty (30) days prior to the first date on which Tenant may exercise its Option under this Section 4, request Landlord’s estimate of the FMV for the Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant elects to exercise the Option, then Tenant shall, as provided in Section 4.3 below, provide Landlord with written notice no earlier than fifteen (15) months prior to the date the Extension Term is scheduled to expire. If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (a) the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings in the relevant market, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Brisbane/South San Francisco laboratory/research and development leasing market (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Brisbane/South San Francisco market and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Basic Annual Rent payable for the Option term. If, as of the commencement date of the Option term, the amount of Basic Annual Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Basic Annual Rent equal to the Basic Annual Rent payable with respect to the last year of the then-current Term. After the final determination of Basic Annual Rent payable for the Option term, the parties shall promptly execute a written amendment to the Lease specifying the amount of Basic Annual Rent to be paid during the Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.
b.The Option is not assignable separate and apart from the Lease.
c.The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve (12) months but no more than fifteen (15) months prior to the expiration of the Extension Term. Time shall be of the essence as to Tenant’s exercise of the Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.
d.Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:
(i)During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of the Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(ii)At any time after any Default as described in Article 24 of the Original Lease (provided, however, that, for purposes of this Section 4.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or
(iii)In the event that Tenant has defaulted in the performance of its obligations under the Lease beyond the applicable notice and cure period two (2) or more times during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.
e.The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 4.4.
f.All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under the Lease two (2) or more times and a service or late charge under Section 24.1 of the Original Lease has become payable for any such default, whether or not Tenant has cured such defaults.
5.Basic Annual Rent During Extension Term. Monthly installments of Basic Annual Rent for the Premises during the Extension Term shall be as follows:

Dates	Square Feet of Rentable Area	Monthly Basic Annual Rent per Square Foot of Rentable Area◊	Monthly Installment of Basic Annual Rent**◊
January 1, 2021 – December 31, 2021	46,034	$4.75 monthly	$218,661.50*
January 1, 2022 – December 31, 2022	46,034	$4.92 monthly	$226,314.65
January 1, 2023 – December 31, 2023	46,034	$5.09 monthly	$ 234,235.67
January 1, 2024 – December 31, 2024	46,034	$5.27 monthly	$242,433.91
January 1, 2025 – December 31, 2025	46,034	$5.45 monthly	$250,919.10
January 1, 2026 – December 31, 2026	46,034	$5.64 monthly	$259,701.27
January 1, 2027 – December 31, 2027	46,034	$5.84 monthly	$268,790.81
January 1, 2028 – December 31, 2028	46,034	$6.04 monthly	$278,198.49
January 1, 2029 – February 28, 2029	46,034	$6.25 monthly	$287,935.44

* Note: Subject to the Free Rent Period (as defined in Section 6.2).
**Note: The amounts set forth in this table include the three and one-half percent (3½%) increases in Basic Annual Rent set forth in Section 6.1.
◊ Note: Subject to adjustment based on the amount of the Additional TI Allowance (as defined in Section 7.2 below) (if any) which Tenant elects to use pursuant to the terms of the Lease.
6.Basic Annual Rent Adjustments; Free Basic Annual Rent Period.
a.Basic Annual Rent (including any increase to Basic Annual Rent arising from any disbursement of the Additional TI Allowance (as defined below) by Landlord in accordance with this Amendment) shall be subject to an annual upward adjustment of three and one-half percent (3½%) of the then-current Basic Annual Rent. The first such adjustment shall become effective commencing on January 1, 2022, and subsequent adjustments shall become effective on every successive annual anniversary for so long as the Lease continues in effect.
b.Notwithstanding anything to the contrary contained in the Lease, and so long as no Default by Tenant has occurred, Tenant shall not be required to pay Basic Annual Rent for the period commencing on January 1, 2021 (the “Extension Term Commencement Date”) and expiring on February 28, 2021 (such period, the “Free Rent Period”); provided, however, that the total amount of Basic Annual Rent abated during the Free Rent Period shall not exceed Four Hundred Thirty-Seven Thousand Three Hundred Twenty-Three and 00/100 Dollars

($437,323.00) (the “Free Rent Cap”). The Free Rent Cap shall not be increased as a result of any increase in Basic Annual Rent arising from Landlord’s disbursement of any Additional TI Allowance and, therefore, during the Free Rent Period Tenant shall be required to pay any Basic Annual Rent attributable to the Additional TI Allowance. During the Free Rent Period, Tenant shall continue to be responsible for the payment of all of Tenant’s other Rent obligations under the Lease, including all Additional Rent such as Operating Expenses, the Property Management Fee and costs of utilities for the Premises. Upon the occurrence of any Default, the Free Rent Period shall immediately expire, and Tenant shall no longer be entitled to any further abatement of Basic Annual Rent pursuant to this Section. In the event of any Default that results in termination of the Lease, then, as part of the recovery to which Landlord is entitled pursuant to the Lease, and in addition to any other rights or remedies to which Landlord may be entitled pursuant to the Lease (including Article 24 of the Original Lease), at law or in equity, Landlord shall be entitled to the immediate recovery, as of the day immediately prior to such termination of the Lease, of the unamortized amount of Basic Annual Rent that Tenant would have paid had the Free Rent Period not been in effect.
7.Condition of Premises and TI Allowance.
a.Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Premises, except with respect to payment of the Base TI Allowance (defined in Section 7.2 below) and, if properly requested by Tenant pursuant to the terms of this Amendment, the Additional TI Allowance (as defined in Section 7.2 below).
b.TI Allowance. Tenant shall cause the work (the “Tenant Improvements”) described in the Work Letter attached hereto as Exhibit A (the “Work Letter”) to be constructed in the Premises pursuant to the Work Letter at a cost to Landlord not to exceed (a) One Million One Hundred Fifty Thousand Eight Hundred Fifty and 00/100 Dollars ($1,150,850.00) (based upon Twenty-Five and 00/100 Dollars ($25.00) per square foot of Rentable Area) (“Base TI Allowance”) plus (b) if properly requested by Tenant pursuant to this Section 7.2, Two Million Three Hundred One Thousand Seven Hundred and 00/100 Dollars ($2,301,700.00) (based upon Fifty and 00/100 Dollars ($50.00) per square foot of Rentable Area) (“Additional TI Allowance”), for a total of up to Three Million Four Hundred Fifty Two Thousand Five Hundred Fifty and 00/100 Dollars ($3,452,550.00) (based upon Seventy-Five and 00/100 Dollars ($75.00) per square foot of Rentable Area of the Premises). The Base TI Allowance, together with the Additional TI Allowance (if properly requested by Tenant pursuant to this Section 7.2) shall be referred to herein as the “TI Allowance.” The TI Allowance may be applied to the costs of (a) construction (including, standard laboratory improvements; finishes; building fixtures; demolition, removal and related repairs of any furniture, fixtures and equipment remaining in the Premises as of the Amendment Execution Date (but only to the extent related to the construction of the new improvements forming part of the Tenant Improvements); installation costs for Tenant’s electrical, telephone and data cabling and wiring, and related connection charges),

(b) project review by Landlord (which fee shall equal one and one-half percent (1½%) of the cost of the Tenant Improvements, including the Base TI Allowance and, if used by Tenant, the Additional TI Allowance), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Tenant Improvements, (f) costs and expenses for labor and material, and (g) a project management fee for Tenant’s construction manager; provided that, no more than four percent (4%) of the TI Allowance shall be applied to such project management fee. In no event shall the TI Allowance be used for (i) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter), (ii) payments to Tenant or any affiliates of Tenant, (iii) the purchase of any furniture, signage, personal property or other non-building system equipment, (iv) costs arising from any default of Tenant of its obligations under the Lease, (v) costs that are recoverable by Tenant from a third party (e.g. insurers, warrantors or tortfeasors), or (vi) as a credit against any Rent amounts payable under the Lease. Landlord shall not be obligated to expend any portion of the Additional TI Allowance(s) until Landlord shall have received from Tenant a letter in the form attached as Exhibit B hereto executed by an authorized officer of Tenant with respect to the Additional TI Allowance.
c.Deadline. Tenant shall have until the date that is twenty-four (24) months following the Amendment Execution Date (the “TI Deadline”), to submit Fund Requests (as defined in the Work Letter) to Landlord for disbursement of the unused portion of the TI Allowance, after which date Landlord’s obligation to fund any such costs for which Tenant has not submitted a Fund Request to Landlord shall expire. Commencing on the Extension Term Commencement Date, the initial monthly Basic Annual Rent rate (per square foot of Rentable Area per month) for the Premises shall be increased by One and Four-Tenths Cent ($0.014) for each dollar per square foot of the Premises (or portion thereof) of Additional TI Allowance disbursed by Landlord in accordance with Section 7.2 above. The amount by which each monthly installment of Basic Annual Rent shall be increased shall be determined (and monthly Basic Annual Rent shall be increased accordingly) as of the Extension Term Commencement Date and, if such determination does not reflect use by Tenant of all or any portion of the Additional TI Allowance, the monthly Basic Annual Rent shall be determined again as of the TI Deadline, with Tenant paying (on the next succeeding day that monthly Basic Annual Rent is due under the Lease (the “TI True-Up Date”)) any underpayment of the further adjusted monthly Basic Annual Rent for the period beginning on the Extension Term Commencement Date and ending on the TI True-Up Date. Notwithstanding anything to the contrary contained herein, the portion of monthly Basic Annual Rent payable that is attributable to any Additional TI Allowance shall not be abated during the Free Rent Period, and shall be subject to the annual increases set forth above.
8.Right of First Refusal. Landlord and Tenant hereby expressly acknowledge and agree that Article 43 of the Original Lease and Section 7 of the First Amendment are hereby deleted in their entirety and are of no further force or effect. Subject to any and all rights of Maverick Therapeutics, Inc., a Delaware corporation (and its successors and assigns) with respect to the Available ROFR Premises (as defined below), Tenant shall, for the thirty-six (36) month period commencing on the Amendment Execution Date, have a right of first refusal (“ROFR”) as to any rentable premises in the Building for which Landlord is seeking a tenant (“Available ROFR Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFR Premises to Tenant for any period past the date on which the Lease expires or is terminated pursuant to its terms. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant for the same premises, the affected space shall not be deemed to be Available ROFR Premises. In the event Landlord receives from a third party a bona fide offer to lease Available ROFR Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the terms and conditions under which Landlord is prepared to lease the Available ROFR Premises to such third party.
a.Within five (5) business days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within such five (5) business day period, then Tenant shall be deemed to have elected not to lease the Available ROFR Premises.
b.If Tenant timely notifies Landlord that Tenant elects to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available ROFR Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.
c.If Tenant notifies Landlord that Tenant elects not to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the five (5) business day period described above, then Landlord shall have the right to consummate the lease of the Available ROFR Premises on substantially the same terms as set forth in the Notice of Offer following Tenant’s election (or deemed election) not to lease the Available ROFR Premises. Notwithstanding the foregoing, if (i) Tenant does not exercise its ROFR with respect to the Available ROFR Premises set forth in the Notice of Offer, and (ii) Landlord does not enter into a lease for such Available ROFR Premises within a period of nine (9) months following the date of Landlord’s Notice of Offer, Landlord’s obligations under this Section 8, in the event it receives a bona fide offer to lease Available ROFR Premises following the expiration of such nine (9) month period, shall again become effective (subject to, and to the extent provided by, the terms and conditions of this Section 8).
d.Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFR during such period of time that Tenant is in default under any provision of the Lease (beyond the applicable notice and cure period). Any attempted exercise of the ROFR during a period of time in which Tenant is so in default (beyond the applicable notice and cure period) shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFR if Landlord has given Tenant two (2) or more notices of default under the Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFR.
e.Notwithstanding anything in the Lease to the contrary, Tenant shall not assign or transfer the ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion; provided, however, that Landlord’s consent shall not be required for Tenant’s assignment of the ROFR in connection with an Allowable Transfer as permitted under Section 25.1 of the Original Lease.
f.If Tenant exercises the ROFR, Landlord does not guarantee that the Available ROFR Premises will be available on the anticipated commencement date for the Lease as to such premises due to a holdover by the then-existing occupants of the Available ROFR Premises or for any other reason beyond Landlord’s reasonable control.
g.Notwithstanding anything in the Lease to the contrary, the ROFR shall expire thirty-six (36) months following the Amendment Execution Date.
9.List of Landlord Parties/Additional Insureds. The first sentence of Section 21.4 of the Original Lease is hereby amended and restated in its entirety as follows: “The insurance required to be purchased and maintained by Tenant pursuant to the Lease shall name Landlord and BioMed Realty, L.P. and their respective officers, employees, directors, representatives, agents, general partners, members, subsidiaries, affiliates and Lenders (collectively with Landlord, the “Landlord Parties”) as additional insureds.” In addition, Tenant shall require its contractors and subcontractors performing work on the Premises to name the Landlord Parties as additional insureds on their respective insurance policies.
10.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Cresa (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord and its affiliates, employees, agents and contractors; and any Lender for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it.
11.CASp. The Premises have not undergone inspection by a Certified Access Specialist (“CASp,” as defined in California Civil Code Section 55.52). Even if not required by California law, the Premises may be inspected by a CASp to determine whether the Premises comply with the ADA, and Landlord may not prohibit a CASp performing such an inspection. If Tenant requests that such an inspection take place, Landlord and Tenant shall agree on the time and manner of the inspection, as well as which party will pay the cost of the inspection and the cost to remedy any defects identified by the CASp. A Certified Access Specialist can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under State law. Although State law does not require a Certified Access Specialist inspection of the Premises, Landlord may not prohibit Tenant from obtaining a Certified Access Specialist inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall agree on the arrangements for the time and manner of the Certified Access Specialist inspection, the payment of the fee for the Certified Access Specialist inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.
12.Utilities Invoices. For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, authorization to allow Landlord to access Tenant’s usage information necessary for Landlord to complete an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year; and Tenant shall comply with any other energy usage or consumption requirements required by Applicable Laws. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other period of time as may be requested by Landlord. Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants and Governmental Authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers. In addition to the foregoing, Tenant shall comply with all Applicable Laws related to the disclosure and tracking of energy consumption at the Premises. The provisions of this Section shall survive the expiration or earlier termination of the Lease.
13.No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
14.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
15.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
16.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
17.Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
18.Counterparts: Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.
LANDLORD:
BMR-BAYSHORE BOULEVARD LP,a Delaware limited partnership
By:  /s/ Kevin M. Simonsen   Name:  Kevin M. Simonsen    Title:  Sr. VP, General Counsel & Secretary
TENANT:
CAREDX, INC.,a Delaware corporation
By: /s/ Peter Maag     Name:  Peter Maag     Title:  CEO

EXHIBIT AWORK LETTER
This Work Letter (this “Work Letter”) is made and entered into as of the 2nd day of January, 2020, by and between BMR-BAYSHORE BOULEVARD LP, a Delaware limited partnership (“Landlord,” formerly known as BMR-Bayshore Boulevard LLC), and CAREDX, INC., a Delaware corporation (formerly known as XDx, Inc. (which was itself formerly known as Expression Diagnostics, Inc.) “Tenant”), and is attached to and made a part of that certain Second Amendment to Lease dated of even date herewith (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 3260 Bayshore Boulevard in Brisbane, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.
1.General Requirements.
a.Authorized Representatives.
i.Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) John Bochman as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.
ii.Tenant designates Michael Bell (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.
b.Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements. The Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant’s contractor will require access to areas of the Project outside of the Premises. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If

Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.
c.Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in tenant-occupied lab areas. All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord at any time.
2.Tenant Improvements. All Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Amendment, the Additional TI Allowances) and in accordance with the Approved Plans (as defined below), the Amendment and this Work Letter. To the extent that the total projected cost of the Tenant Improvements (as reasonably projected by Landlord based on the Approved Budget (as that term is defined in Section 6.2 below)) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall pay the costs of the Tenant Improvements on a pari passu basis with Landlord as such costs become due, in the proportion of Excess TI Costs payable by Tenant to the Base TI Allowance (and, if properly requested by Tenant pursuant to the Lease, the Additional TI Allowance) payable by Landlord. If the cost of the Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant shall pay any additional Excess TI Costs in the same way that Tenant is required to pay the initial Excess TI Costs. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter and such failure continues beyond the applicable notice and cure periods, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be new or “like new;” the Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Tenant Improvements shall be of a nature and character not less than the Building Standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. All Tenant Improvements shall be performed in accordance with Article 17 of the Original Lease; provided that, notwithstanding anything in the Lease or this Work Letter to the contrary, in the event of a conflict between this Work Letter and Article 17 of the Original Lease, the terms of this Work Letter shall govern.

a.Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”
b.Construction Plans. Tenant shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. All such Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, CADD and full-size hard copy formats, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”
c.Changes to the Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.
i.Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.
ii.Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party. Notwithstanding the foregoing, Tenant shall not, except in order to comply with Applicable Laws, be required to make any Changes pursuant to this Section 2.3 which would have a material and adverse impact on (i) the then most current construction schedule for the Tenant Improvements, or (ii) the layout, quality or functionality (for Tenant’s purposes) of the Tenant Improvements.
d.Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate of such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord- initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request. The costs of any Change Request approved by Landlord pursuant to this Section may be deducted from the TI Allowance to the extent permitted by Section 7.2 of the Amendment.
e.Quality Control Program; Coordination. Tenant shall provide Landlord with information regarding the following (together, the “QCP”): (a) Tenant’s general contractor’s quality control program and (b) evidence of subsequent monitoring and action plans. The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the Tenant Improvements. Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor. At the conclusion of the Tenant Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.
3.Completion of Tenant Improvements. Tenant, at its sole cost and expense (except for the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the

Amendment, the Additional TI Allowance), shall perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (t) evidence satisfactory to Landlord that (i) all Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) all Tenant Improvements have been accepted by Landlord, (iii) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Tenant Improvements are outstanding, (u) all certifications and approvals with respect to the Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises (including a certificate of occupancy (or its substantial equivalent) for the Premises for the Permitted Use), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans, (x) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Tenant Improvements as an overlay on the Building “as built” plans (provided that Landlord provides the Building “as-built” plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Tenant Improvements, (y) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report) and (z) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.
4.Insurance.
a.Property Insurance. At all times during the period beginning with commencement of construction of the Tenant Improvements and ending with final completion of the Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed replacement cost basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so- called “broad form extended coverage endorsement” upon all Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance.
b.Workers’ Compensation Insurance. At all times during the period of construction of the Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.
c.Waivers of Subrogation. Any insurance provided pursuant to this Article shall waive subrogation against the Landlord Parties and Tenant shall hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers.
d.Additional Insurance. During the construction of the Tenant Improvements, Tenant shall, at its own cost and expense, procure the insurance required in Exhibit A-1 of the Amendment for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the California.
5.Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property arising from any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Tenant Improvements. Tenant agrees to Indemnify the Landlord Indemnitees from and against all Claims due to, because of or arising from any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify Landlord from or against liability to the extent arising directly from Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.
6.TI Allowance.
a.Application of TI Allowance. Landlord shall contribute, in the following order, the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Amendment, the Additional TI Allowance toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with Section 7 of the Amendment. If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the

TI Allowance. Tenant may apply the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the Additional TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Lease and this Work Letter.
b.Approval of Budget for the Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Tenant Improvements that is proposed by Tenant.
c.Fund Requests. Upon submission by Tenant to Landlord as of or prior to the TI Deadline of (a) a statement (a “Fund Request”) setting forth the total amount of the TI Allowance requested, (b) a summary of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the TI Allowance then being requested, (d) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Tenant Improvements in a form reasonably acceptable to Landlord and complying with Applicable Laws and (e) conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Tenant Improvements performed that correspond to the Fund Request each in a form reasonably acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to (as elected by Landlord) the applicable contractors, subcontractors and material suppliers or Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers either prior to Landlord’s approval of the Approved Budget or as a result of Tenant’s decision to pay for the Tenant Improvements itself and later seek reimbursement from Landlord in the form of one lump sum payment in accordance with the Amendment and this Work Letter), the amount of Tenant Improvement costs set forth in such Fund Request or Landlord’s pari passu share thereof if Excess TI Costs exist based on the Approved Budget; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Tenant Improvements is approved in accordance with Section 6.2, and any Fund Request under this Section shall be submitted as of or prior to the TI Deadline and shall be subject to the payment limits set forth in Section 6.2 above and Section 7 of the Amendment. Notwithstanding anything in this Section to the contrary, Tenant shall not submit a Fund Request after the TI Deadline or more often than every thirty (30) days. Any additional Fund Requests submitted by Tenant after the TI Deadline or more often than every thirty (30) days shall be void and of no force or effect.

d.Accrual Information. In addition to the other requirements of this Section 6, Tenant shall, no later than the third (3rd) business day of each month until the Tenant Improvements are complete, provide Landlord with an estimate of (a) the percentage of design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of the previous month, both from commencement of the Tenant Improvements and solely for the previous month, (c) the percentage of construction and other hard cost work that has been completed, and (d) construction and other hard costs spent through the end of the previous month, both from commencement of the Tenant Improvements and solely for the previous month.
7.Miscellaneous.
a.Incorporation of Original Lease Provisions. Sections 41.1 through 41.15 of the Original Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.
b.General. Except as otherwise set forth in the Lease or this Work Letter, this Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the initial Premises.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.
LANDLORD:
BMR-BAYSHORE BOULEVARD LP,a Delaware limited partnership
By: /s/ Kevin M. Simonsen   Name:  Kevin M. Simonsen    Title: Sr. VP, General Counsel & Secretary
TENANT:
CAREDX, INC.,a Delaware corporation
By: /s/ Peter Maag     Name:  Peter Maag     Title:  CEO